Exhibit 5.1

Mourant Ozannes 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands T +1 345 949 4123 F +1 345 949 4647

China Xiangtai Food Co., Ltd. c/o Chongqing Penglin Food Co., Ltd. Xinganxian Plaza Building B, Suite 21-1 Lianglukou Yuzhong District Chongqing People's Republic of China 400800

10 January 2022

Dear Sirs and Mesdames

China Xiangtai Food Co., Ltd. (the Company)

We have acted as the Company's Cayman Islands legal advisers in connection with its registration statement on Form F-3 filed on 10 January 2022 with the U.S. Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended, relating to the offer and resale of ordinary shares in the Company of par value US$0.01 each issuable upon the exercise of certain outstanding ordinary share warrants (the Warrants, and the Shares underyling the Warrants being the Warrant Shares) (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We are providing this opinion as Exhibit 5.1 to the Registration Statement.

1.	Documents, search and definitions

1.1	We have reviewed a copy of each of the following documents for the purposes of this opinion:

(a)	the Registration Statement;

(b)	a securities purchase agreement (the Securities Purchase Agreement) dated 22 November 2021 between the Company and each purchaser identified on the signature pages thereto (each a Purchaser);

(c)	a placement agent's warrant for the purchase of 858,771 ordinary shares of the Company dated 22 November 2021 between the Company and Univest Securities, LLC (the Placement Agent's Warrant);

(d)	the form of ordinary shares purchase warrant attached as Exhibit A to (and forming part of) the Securities Purchase Agreement (the Warrant Agreement);

(e)	the Company's certificate of incorporation and amended and restated memorandum and articles of association (the M&A) that were adopted by a special resolution passed on 30 June 2021 and provided to us by the Company;

Mourant Ozannes is a Cayman Islands partnership

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(f)	the Company's register of directors and officers (the Register of Directors) that was provided to us by the Company;

(g)	the shareholder list (the Shareholder List) that was provided to us by the Company;

(h)	the resolutions in writing of the directors of the Company passed on 22 November 2021 (the Previous Director Resolutions);

(i)	the resolutions in writing of the directors of the Company passed on 7 January 2022 (the Director Resolutions); and

(j)	a certificate of good standing for the Company dated 31 December 2021 (the Certificate of Good Standing) issued by the Registrar (defined below).

1.2	We carried out a search of the Grand Court Register (defined below) in relation to the Company at 8:30am (Cayman Islands time) on 10 January 2022 (the Grand Court Search).

1.3	We carried out a search of the Cayman Online Registry Information System (CORIS), the Cayman Islands' Registry's online database, in relation to the Company on 10 January 2022.

1.4	In this opinion:

(a)	agreement includes an agreement, deed or other instrument;

(b)	Companies Act means the Companies Act (as amended) of the Cayman Islands;

(c)	Company Records means the M&A, the Register of Directors, the Shareholder List and the Certificate of Good Standing;

(d)	Documents means the Securities Purchase Agreement and the Placement Agent's Warrant, and Document means any of them;

(e)	executed and its other grammatical forms mean (unless the context requires otherwise) that a document has been signed, dated and unconditionally delivered;

(f)	Grand Court means the Grand Court of the Cayman Islands;

(g)	Grand Court Register means the Register of Writs and Other Originating Process of the Grand Court maintained by the Clerk of the Grand Court made available in electronic format by the Cayman Islands' Judicial Administration;

(h)	insolvent means, in relation to the Company, that it is unable to pay its debts as they fall due;

(i)	non-assessable with respect to shares in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on those shares by the Company or its creditors (except in exceptional circumstances and subject to the M&A, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil);

(j)	Registrar means the Registrar of Companies in the Cayman Islands; and

(k)	signed means that a document has been duly signed or sealed.

2.	Assumptions

We have assumed (and have not independently verified) that:

2.1	each document examined by us:

(a)	whether it is an original or copy, is (along with any date, signature, initial, stamp or seal on it) genuine and complete, up-to-date and (where applicable) in full force and effect; and

(b)	was (where it was executed or filed after we reviewed it) executed or filed in materially the same form as the last draft of that document examined by us;

2.2	where we have only been sent a copy of the signed signature pages of any Document, each party to that Document has unconditionally delivered the entire document (including its signed signature page) in materially the same form as the last draft of that Document examined by us;

2.3	in causing the Company to enter into each Document, each director of the Company:

(a)	acted honestly, in good faith and in what the director believed to be the best interests of the Company;

(b)	exercised the director's powers as a director for a proper purpose; and

(c)	exercised the care, diligence and skill that a reasonable director would exercise in the same circumstances;

2.4	each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by each Document in accordance with the M&A;

2.5	each of the Previous Director Resolutions and the Director Resolutions were duly passed, are in full force and effect and have not been amended, revoked or superseded and any meeting at which the Previous Director Resolutions or the Director Resolutions were passed was duly convened, held and quorate throughout;

2.6	each document examined by us that has been signed by the Company:

(a)	has been signed by the person(s) authorised by the Company to sign it;

(b)	(where any signatory is a body corporate) it has been signed in accordance with that body corporate's constitution and then current signing authorities; and

(c)	has been dated and unconditionally delivered by the Company;

2.7	there are no documents or arrangements to which the Company is party or resolutions of the Company's directors or shareholders that conflict with, or would be breached by, or which prohibit the Company's entry into, or performance of its obligations under, any Document;

2.8	the Company is not insolvent and will not become insolvent as a result of executing, or performing its obligations under, any Document and no steps have been taken, or resolutions passed, to wind up the Company or appoint a receiver in respect of the Company or any of its assets;

2.9	the Company is not carrying on any activity which requires a licence under any regulatory laws (as defined in the Companies Act);

2.10	the Company is not, nor is it owned or controlled directly or indirectly by, a state or sovereign entity;

2.11	each party to each Document (other than, as a matter of the laws of the Cayman Islands, the Company) has:

(a)	the capacity and power;

(b)	taken all necessary action; and

(c)	obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding upon it), to execute and perform its obligations under that Document;

2.12	each Document has been authorised and executed by each party to it (other than, as a matter of the laws of the Cayman Islands, the Company);

2.13	the obligations of each party under each Document to which it is a party are legal, valid, binding and enforceable under all applicable laws other than the laws of the Cayman Islands;

2.14	none of our opinions will be affected by the laws or public policy of any foreign jurisdiction;

2.15	the choice of the governing law of each Document was made in good faith;

2.16	the information disclosed by the Grand Court Search was at the time of the search, and continues to be, accurate and complete;

2.17	the Company Records were and remain at the date of this opinion accurate and complete; and

2.18	no Warrant Share will be issued for a price which is less than its par value.

3.	Opinion

Subject to the assumptions, observations, qualifications and limitations set out in this opinion, and to matters not disclosed to us, we are of the following opinion.

3.1	Status: the Company is incorporated under the Companies Act, validly exists under the laws of the Cayman Islands as an exempted company and is in good standing with the Registrar. Pursuant to the Companies Act, the Company is deemed to be in good standing on the date of issue of the Certificate of Good Standing if it:

(a)	has paid all fees and penalties under the Companies Act; and

(b)	is not, to the Registrar's knowledge, in default under the Companies Act.

3.2	Issuance of Warrant Shares:

(a)	The Company has duly authorised the issuance of each Warrant Share.

(b)	When each Warrant Share has been issued and paid for as contemplated by the Securities Purchase Agreement or Placement Agent's Warrant (as applicable), it will be validly issued, fully paid and non-assessable.

(c)	When the Company's register of members has been updated to record the issuance of a Warrant Share to the relevant Warrant holder upon exercise of a Warrant, that Warrant holder will be deemed to have legal title to that Warrant Share.

4.	Qualifications and observations

This opinion is subject to the following qualifications and observations.

4.1	This opinion is subject to all laws relating to bankruptcy, dissolution, insolvency, re-organisation, winding up, liquidation, moratorium, court schemes and other laws and legal procedures of general application affecting or relating to the rights of creditors.

4.2	Where a director of a Cayman Islands company fails to disclose an interest in a transaction entered into by the company, the transaction is voidable.

4.3	The Grand Court may:

(a)	hold that despite any term of an agreement to the contrary:

(i)	any certificate, calculation, determination or designation of any party to the agreement is not conclusive, final and/or binding;

(ii)	any person exercising any discretion, judgment or opinion under the agreement must act in good faith and in a reasonable manner; and

(iii)	any power conferred by the agreement on one party to require another party to execute any documents or do any things the first party requires must be exercised reasonably; and

(b)	imply terms (for example, good faith between parties in relation to the performance of obligations) into an agreement governed by Cayman Islands law.

4.4	Where a foreign law is expressly selected to govern an agreement:

(a)	matters of procedure upon enforcement of the agreement and assessment or quantification of damages will be determined by the Grand Court in accordance with Cayman Islands law;

(b)	the proprietary effects of the agreement may be determined by the Grand Court in accordance with the domestic law of the place where the relevant property is taken to be located;

(c)	the mode of performance of the agreement may be determined by the Grand Court in accordance with the law of the place of performance; and

(d)	that law may not be applied by the Grand Court to non-contractual obligations arising out of the agreement (even if it is expressly selected to do so).

4.5	The Grand Court may:

(a)	stay or set aside proceedings where:

(i)	there is a more appropriate forum than the Cayman Islands where the action should be heard;

(ii)	earlier or concurrent proceedings have been commenced outside the Cayman Islands; or

(iii)	there has already been a final and conclusive judgment given on the merits by a foreign court of competent jurisdiction according to Cayman Islands conflicts of laws rules; and

(b)	grant injunctions restraining the commencement or continuance of proceedings outside the Cayman Islands.

4.6	The Grand Court Search will not reveal (among other things) if:

(a)	proceedings filed with the Grand Court have not been entered in the Grand Court Register or if proceedings have been filed after the Grand Court Search;

(b)	any application to the Grand Court for a winding up petition or for the appointment of a receiver in respect of the Company has been prepared but not yet filed;

(c)	any proceedings against the Company have been threatened but not filed;

(d)	the Company is in voluntary liquidation;

(e)	a receiver had been appointed under a debenture or other security agreement in respect of the assets of the Company; or

(f)	the Company is a defendant or respondent to any arbitration proceedings.

5.	Limitations

5.1	This opinion is limited to the matters expressly stated in it and it is given solely in connection with the Registration Statement and each Document.

5.2	For the purposes of this opinion, we have only examined the documents listed in paragraph 1.1 above and carried out the Grand Court Search and the CORIS search. We have not examined any term or document incorporated by reference, or otherwise referred to, whether in whole or part, in any Document and we offer no opinion on any such term or document.

5.3	We offer no opinion:

(a)	on whether the commercial terms of any Document reflect or achieve the intentions of the parties (unless otherwise expressly stated in this opinion);

(b)	on any factual statement, representation or warranty made or given in any Document unless otherwise expressly stated in this opinion;

(c)	as to whether the parties to any Document will be able to perform their obligations under it; or

(d)	as to the title or interest of any party to or in, or the existence or value of, any property or collateral the subject of any Document.

5.4	We have made no investigation of, and express no opinion with respect to, the laws of any jurisdiction other than the Cayman Islands or the effect of any Document under those laws. In particular, we express no opinion as to the meaning or effect of any foreign statutes referred to in any Document.

5.5	We assume no obligation to advise the Company (or any person we give consent to rely on this opinion) in relation to changes of fact or law that may have a bearing on the continuing accuracy of this opinion.

6.	Governing law

This opinion, and any non-contractual obligations arising out of it, are governed by, and to be interpreted in accordance with, laws in force in the Cayman Islands on the date of this opinion.

7.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes